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                                                                     EXHIBIT 11

                  SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

              EXHIBIT TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                        COMPUTATION OF PER SHARE EARNINGS
               (Unaudited, in thousands, except per-share amounts)


                                                      Three months ended
                                                 ------------------------------
                                                 April 30, 1996  April 30, 1995
                                                 --------------  --------------
PRIMARY:

  Net Income                                         $13,097         $12,792
  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                     241             345

  Interest earned, net of income tax expense
    on assumed investment of U.S. government
    securities or commercial paper                       101              --
                                                     -------         -------
  Adjusted net income                                $13,439         $13,137
                                                     -------         -------
                                                     -------         -------

  Weighted average shares outstanding                 48,849          47,294
  Dilutive stock options, based on the modified
    treasury stock method, using average fair
    value                                              3,389           3,790
                                                     -------         -------
  Total average shares outstanding                    52,238          51,084
                                                     -------         -------
                                                     -------         -------
  Per Share Amount                                   $   .26         $   .26
                                                     -------         -------
                                                     -------         -------
FULLY DILUTED:

  Net Income                                         $13,097         $12,792
  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                     241             309

  Interest earned, net of income tax expense
    on assumed investment of U.S. government
    securities or commercial paper                        64              --
                                                     -------         -------
  Adjusted net income                                $13,402         $13,101
                                                     -------         -------
                                                     -------         -------

  Weighted average shares outstanding                 48,849          47,294
  Dilutive stock options, based on the modified
    treasury stock method, using quarter-end or
    exercise date established price if higher
    than average fair value                            3,389           3,790
                                                     -------         -------
  Total average shares outstanding                    52,238          51,084
                                                     -------         -------
                                                     -------         -------
  Per Share Amount                                   $   .26         $   .26
                                                     -------         -------
                                                     -------         -------